DEMAND PROMISSORY NOTE

Los Angeles, CA
$20,051.34	July 23, 2007

FOR VALUE RECEIVED, the undersigned UKARMA CORPORATION (“Maker”) agrees to pay to BILL GLASER (“Holder”) the principal sum of Twenty Thousand Fifty-One Dollars and 34/100 ($20,051.34), together with accrued interest thereon at the rate of seven percent (7%) per year, ON DEMAND by Holder.

All payment obligations evidenced hereby are payable only in lawful money of the United States. Holder hereby waives presentment, demand for payment, notice of dishonor and any and all other notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this Note. If this Note or any payment provided for hereunder is not paid when due, whether at maturity or by acceleration, the Maker promises to pay all costs and expenses, including without limitation, reasonable attorneys’ fees, incurred by Holder in connection with the collection and enforcement of this Note, whether or not suit is filed hereon.

Maker agrees that its liabilities hereunder are absolute and unconditional without regard to the liability of any party. Maker waives the right to interpose any setoff, counterclaim or defense of any nature or description whatsoever. Maker agrees that no delay on the part of Holder in exercising any power or right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right.

If at any time this transaction would be usurious under applicable law, then regardless of any provision contained in the Agreement, in this Note or in any other agreement made in connection with this transaction, it is agreed that the total of all consideration which constitutes interest under applicable law that is contracted for, charged or received upon the Agreement, this Note or any such other agreement shall under no circumstances exceed the maximum rate of interest authorized by applicable law and any excess shall be credited to Maker.

If the Maker shall make an assignment for the benefit of creditors, or any petition or proceeding for any relief under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, liquidation of dissolution law or statute now or hereinafter in effect (whether at law or in equity) is filed or commenced by or against the Maker or any property of the Maker, or if any trustee or receiver is appointed for the Maker or any such property, then and in any such event, in addition to all rights and remedies of Holder, all such rights and remedies being cumulative, not exclusive and enforceable alternatively, successively and concurrently, Holder may, at its option, declare all amounts owing to be due and payable, whereupon the maturity of the then unpaid balance thereof shall be accelerated and the same, together with all interest accrued thereon, shall forthwith become due and payable.

The principal of the Note may be prepaid in whole or in part, provided that all accrued interest (if any) on the amount to be prepaid is also paid at such time. This Note may not be changed, modified or terminated orally, but only by an agreement in writing signed by Maker and Holder. This Note shall be governed by and construed in accordance with the laws of the State of California.

UKARMA CORPORATION

By:
Fred Tannous, Director